Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in Carbon Energy Corporation’s Registration Statement on Form S-1 of our report dated March 31, 2018, relating to the consolidated financial statements of Carbon Energy Corporation (formerly known as Carbon Natural Gas Company), which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
September 6, 2018